Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and Among

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

GIBRALTAR PRIVATE BANK & TRUST COMPANY

and

THE BUYERS set forth on Exhibit A hereto

Dated as of September 17, 2009

TABLE OF CONTENTS

ARTICLE I - THE PURCHASE AND SALE		1
1.1	Purchase and Sale of the Shares	1
1.2	Cash Purchase Price	1
1.3	Closing	1
1.4	Deliveries at Closing	1

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE BUYERS		2
2.1	Authorization	2
2.2	No Violation or Approval	2
2.3	Brokers and Finders	3
2.4	Private Placement	3
2.5	Limitations on Transfer	3
2.6	Restrictive Legends	4
2.7	Accredited Investor	4
2.8	Investment Intent	4
2.9	Investment Experience and Status	4
2.10	Documents Delivered; Information	4
2.11	Professional Advice	5
2.12	Further Representations by Foreign Company Buyers	5
2.13	No Affiliations	5
2.14	Commonly Controlled Insured Depository Institutions	5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BANK		6
3.1	Organization	6
3.2	Authorization	6
3.3	No Violation or Approval	6
3.4	Taxes	7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER		8
4.1	Organization	8
4.2	Authorization	8
4.3	Capitalization of the Bank	8
4.4	No Violation or Approval	9
4.5	Brokers and Finders	9

ARTICLE V - ADDITIONAL AGREEMENTS		10
5.1	Directors’ and Officers’ Indemnification and Insurance	10
5.2	Employees	10
5.3	Valuation	11
5.4	Cooperation	12
5.5	Tax Matters	12
5.6	Post-Closing Confidentiality	16
5.7	Transition Services Agreement	17

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5.8	Insurance	17
5.9	Non-Solicit of Employees	17
5.10	Bank Governing Documents	18
5.11	Post-Closing Capital Requirements	18

ARTICLE VI - MISCELLANEOUS		18
6.1	No Waivers	18
6.2	Nonsurvival of Representations, Warranties and Agreements	18
6.3	Indemnification	19
6.4	Expenses	21
6.5	Notices	22
6.6	Counterparts	22
6.7	Entire Agreement	22
6.8	Governing Law	23
6.9	Waiver of Jury Trial	24
6.10	Severability	24
6.11	Assignment; Reliance of Other Parties	24
6.12	Specific Performance	24
6.13	Definitions	24

Exhibit A – Buyers

Exhibit B – Form of Federal Stock Charter of Gibraltar Private Bank & Trust Company

Exhibit C – Form of Bylaws of Gibraltar Private Bank & Trust Company

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is effective as of September 17, 2009, by and among BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (“Seller”), GIBRALTAR PRIVATE BANK & TRUST COMPANY, a federally-chartered stock savings association (the “Bank”), and the buyers listed on Exhibit A hereto (the “Buyers”). The capitalized terms used in this Agreement, unless otherwise defined herein, are defined in Section 6.13.

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding capital stock (the “Shares”) of the Bank; and

WHEREAS, Seller desires to sell to the Buyers, and the Buyers desire to purchase from Seller, the Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I - THE PURCHASE AND SALE

1.1 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyers, and the Buyers shall purchase and acquire from Seller, all right, title and interest in, to and under the Shares from Seller, free and clear of any lien, claim, option, mortgage, pledge, security interest, charge, encumbrance or other restriction of any nature whatsoever (each, a “Lien”) or right or claim of others.

1.2 Cash Purchase Price. In full consideration of the Buyers’ purchase of the Shares, the Buyers shall pay to Seller a cash purchase price in an aggregate amount equal to ninety-three million dollars ($93,000,000) (the “Purchase Price”).

1.3 Closing. The closing of the sale and purchase of the Shares pursuant to this Article I (the “Closing”) will take place on the date hereof (the “Closing Date”).

1.4 Deliveries at Closing.

(a) At the Closing, Seller will deliver or cause to be delivered to the Buyers the following:

(i) free and clear of any Liens or rights or claims of others, stock certificates evidencing the Shares in an amount with respect to each Buyer as set forth opposite such Buyer’s name on Exhibit A hereto, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank, or if such stock certificates are not then available, affidavits of loss in lieu thereof;

(ii) a duly executed certificate of the secretary of Seller, dated the Closing Date, certifying (A) attached resolutions of its board with respect to the transactions contemplated or otherwise to be effected by it at the Closing and (B) the incumbency of its officers; and

(iii) duly executed certificate of non-foreign status of Seller, substantially in the form of the sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

(b) At the Closing, the Buyers will deliver or cause to be delivered to Seller the Purchase Price, which shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Except as set forth in the Buyers Disclosure Schedules (it being agreed that disclosure in any section of the Buyers Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is relevant to another section of this Agreement), each Buyer, severally and not jointly, represents and warrants to Seller and the Bank as follows:

2.1 Authorization. Such Buyer has the legal capacity, power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated by this Agreement and to perform such Buyer’s obligations hereunder and thereunder. All actions or proceedings to be taken by or on the part of such Buyer to authorize and permit the execution and delivery by such Buyer of this Agreement and the instruments required to be executed and delivered by him, her or it pursuant hereto, the performance by such Buyer of such Buyer’s obligations hereunder and the consummation by such Buyer of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by such Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, the Bank and each of the other Buyers, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar Laws affecting creditors’ rights generally and by general equity principles.

2.2 No Violation or Approval.

(a) Neither the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by such Buyer, nor the consummation by such Buyer of the transactions contemplated hereby in accordance with the terms hereof and thereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Lien upon, any of the properties or assets of such Buyer, under any of the terms, conditions or provisions of (A) if such Buyer is not a natural person, the organizational documents or by-laws of such Buyer, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party or by which such Buyer may be bound, or to which such Buyer or the properties or assets of such Buyer may be subject, in the case of the foregoing clause (B) only, which violation, conflict, breach, default or termination or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (ii) assuming compliance with the matters referred to in Section 2.2(b) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation of any Governmental Body or self-regulatory authority applicable to such Buyer, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) No notices to, filings with, authorizations of, exemptions by, or consents or approvals of any Governmental Body or other Persons are necessary for the consummation by such Buyer of the transactions contemplated by this Agreement, except where failure to make such notices or filings or obtain such authorizations, exemptions, consents, approvals, or actions would not have, individually or in the aggregate, a Material Adverse Effect.

2.3 Brokers and Finders. Such Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees that are or would become, at or following the Closing, obligations of the Seller or the Bank, except for fees and commissions incurred in connection with the engagement of Sandler O’Neill + Partners, L.P. and for legal fees payable to Wachtell, Lipton, Rosen & Katz in connection with the transactions contemplated by this Agreement, all of which will be paid by the Bank following the Closing. Such Buyer shall be responsible for any other fees or expenses incurred by such Buyer in connection with such Buyer’s entering into this Agreement and participation in the transactions contemplated hereby.

2.4 Private Placement. Such Buyer understands and acknowledges that the Shares being sold and issued pursuant to this Agreement are being offered without an offering circular filed with, and declared effective by, the OTS pursuant to an exemption from such requirements provided for by Section 563g.4 of Part 563g of the regulations promulgated by the OTS (the “OTS Regulations”), and are exempt from the registration requirements of the Securities Act and the registration or qualification requirements of state securities or “blue sky” laws.

2.5 Limitations on Transfer. Such Buyer understands and agrees that (a) the Shares cannot be offered, resold or otherwise transferred except pursuant to an applicable exemption from registration under the OTS Regulations and the applicable securities laws of any other jurisdiction, and (b) due care should be taken by the Buyer in any sale of the Shares to ensure that Buyer is not an underwriter within the meaning of Section 563g.1(a)(14) of Part 563g of the OTS Regulations. Such Buyer hereby covenants and agrees that such Buyer will not offer, sell or otherwise transfer any of the Shares except in compliance with applicable federal and state regulatory, securities and “blue sky” laws.

2.6 Restrictive Legends. The certificates representing the Shares shall bear, in addition to any other legends required under applicable state securities or “blue sky” laws, a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND WERE NOT OFFERED BY AN OFFERING CIRCULAR FILED WITH, AND DECLARED EFFECTIVE BY, THE OFFICE OF THRIFT SUPERVISION (THE “OTS”) PURSUANT TO SECTION 563G.2 OF PART 563G OF THE REGULATIONS PROMULGATED BY THE OTS (THE “OTS REGULATIONS”), BUT INSTEAD WERE SOLD IN RELIANCE UPON AN EXEMPTION FROM THE OFFERING CIRCULAR REQUIREMENT PROVIDED FOR BY SECTION 563G.4 OF PART 563G OF THE OTS REGULATIONS AND ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SHARES MAY BE TRANSFERRED ONLY PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE OTS REGULATIONS, THE SECURITIES ACT, AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. DUE CARE SHOULD BE TAKEN BY A HOLDER IN ANY SALE OF THE SHARES TO ENSURE THAT SUCH HOLDER IS NOT AN UNDERWRITER WITHIN THE MEANING OF SECTION 563G.1(A)(14) OF PART 563G OF THE OTS REGULATIONS.”

In order to prevent any transfer from taking place in violation of applicable law or the terms of this Agreement, the Bank may cause a stop transfer order to be placed with its transfer agent with respect to any Shares. The Bank will not be required to transfer on its books any Shares that have been sold or transferred in violation of any provision of applicable law.

2.7 Accredited Investor. Such Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect.

2.8 Investment Intent. Such Buyer is acquiring the Shares for such Buyer’s own account (and not for the account of others) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution. Such Buyer understands that there is no established market for the Shares and that a market for the Shares may not develop and that no federal or state agency has passed upon the Shares, or made any findings or determination as to the fairness of an investment in the Shares.

2.9 Investment Experience and Status. Such Buyer has such knowledge and experience in financial and business matters that such Buyer is capable of evaluating the merits and risks of an investment in the Shares and protecting such Buyer’s own interests in connection with such investment.

2.10 Documents Delivered; Information. Such Buyer acknowledges that such Buyer has received a copy of this Agreement and been afforded the opportunity to review the schedules and exhibits hereto. Such Buyer has received or has had access to all the information relating to the Bank that such Buyer has requested and considers necessary and relevant to making an informed investment decision with respect to the Shares. Such Buyer has been given the opportunity to make a thorough investigation of the activities of the Bank and has been furnished with access to materials relating to the Bank and its activities. Such Buyer has been afforded the opportunity to obtain any additional information deemed necessary by such Buyer to verify the accuracy of the information conveyed to such Buyer. Such Buyer acknowledges and agrees that except as set forth in Article III and Article IV hereof, neither the Seller nor the Bank has made any representations or warranties to the undersigned whatsoever about the Bank, its business or prospects or any other matter in connection with the undersigned’s investment in the Bank and such Buyer is not relying on any information, including any information statements, presentations or written or oral statements, relating to the Bank supplied by Seller, the Bank or any Person authorized by Seller or the Bank.

2.11 Professional Advice. With respect to the legal, tax, accounting, financial and other economic considerations involved in acquiring the Shares, such Buyer is not relying on Seller, the Bank, or any other Buyer, or any director, officer, employee, agent or other Representative of any of the foregoing.

2.12 Further Representations by Foreign Company Buyers. If such Buyer is not a United States person, such Buyer hereby represents that such Buyer is satisfied as to the full observance of the laws of such Buyer’s jurisdiction in connection with acquiring any Shares and the execution and delivery by such Buyer of this Agreement and any other instrument or document executed and delivered by such Buyer pursuant hereto, including (a) the legal requirements within such Buyer’s jurisdiction for acquiring any of the Shares, (b) any foreign exchange restrictions applicable to any such acquisition of the Shares, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of any of the Shares.

2.13 No Affiliations. Such Buyer is not an affiliate of any other Buyer. The decision of such Buyer to invest in the Bank has been reached independently from other Buyers, Seller, the Bank or any of their respective affiliates or agents. Such Buyer is not, to such Buyer’s knowledge, managed or advised by an investment manager or investment advisor who performs the same services for other Buyers and has not been advised by Seller, the Bank or any of their respective Affiliates. Such Buyer has not engaged and will not engage as part of a group consisting of substantially the same entities as other Buyers, in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States. Such Buyer is not a party to any agreements or understandings between any Buyers (a) for the purpose of controlling the Bank or any of its Subsidiaries or (b) to act in concert in respect of the Bank or any of its Subsidiaries. Such Buyer is not a party to any agreements or understandings pursuant to which it has the right to acquire the Shares of any other Buyer.

2.14 Commonly Controlled Insured Depository Institutions. Such Buyer has not taken, permitted or allowed any action that would cause the Bank or any Subsidiary of the Bank to become a “commonly controlled insured depository institution” (as that term is defined and interpreted for purposes of 12 U.S.C. § 1815(e), as may be amended or supplemented from time to time, and any successor thereto) with respect to any institution that is not a direct or indirect

Subsidiary of the Bank and such Buyer agrees not to take, permit or allow any such action. In the event that such Buyer believes that it is reasonably likely to breach such obligation, such Buyer shall immediately notify the Bank, and shall cooperate in good faith with the board of directors of the Bank promptly to modify any ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to the Buyers as follows:

3.1 Organization. The Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank when due. The Bank has made available to the Buyers a true, complete and correct copy of each of the Bank’s organizational documents, each as in effect on the date hereof. The Bank has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

3.2 Authorization. The Bank has the corporate capacity, power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated by this Agreement and to perform its obligations hereunder and thereunder. All actions or proceedings to be taken by or on the part of the Bank to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by the Bank of its respective obligations hereunder and the consummation by the Bank of the transactions contemplated hereby, have been duly and properly taken. No other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and, assuming the due authorization, execution and delivery of this Agreement by Seller and the Buyers, this Agreement constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar Laws affecting creditors’ rights generally and by general equity principles.

3.3 No Violation or Approval.

(a) Neither the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Bank, nor the consummation by the Bank of the transactions contemplated hereby in accordance with the terms hereof and thereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Lien upon, any of the properties or assets of the Bank under any of the terms, conditions or provisions of, (A) the organizational documents or by-laws of the Bank, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank is a party or by which the Bank may be bound, or to which the Bank or the properties or assets of the Bank may be subject, in the case of the foregoing clause (B) only, which violation, conflict, breach, default or termination or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (ii) assuming compliance with the matters referred to in Section 3.3(b) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation of any Governmental Body or self-regulatory authority applicable to the Bank, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) No notices to, filings with, authorizations of, exemptions by, or consents or approvals of any Governmental Body or other Persons are necessary for the consummation by the Bank of the transactions contemplated by this Agreement, except where failure to make such notices or filings or obtain such authorizations, exemptions, consents, approvals, or actions would not have, individually or in the aggregate, a Material Adverse Effect.

3.4 Taxes. Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or as otherwise set forth in Section 3.4 of the Seller Disclosure Schedule:

(a) All Tax Returns that are required to be filed after the Original Acquisition Date by or on behalf of the Bank or any of its Subsidiaries (or by or with respect to any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) have been timely filed (taking into account any extension of time to file granted or obtained).

(b) Neither the Bank nor any of its Subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member after the Original Acquisition Date) has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return referred to in clause (a) of this Section 3.4 or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c) There is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to Taxes of the Bank or any of its Subsidiaries (including any such Taxes reportable on a consolidated, combined, or unitary Tax Return filed after the Original Acquisition Date), and during the past three years, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Bank or a Subsidiary does not file Tax Returns to the effect that the Bank or such Subsidiary may be subject to taxation in that jurisdiction.

(d) Neither the Bank nor any of its Subsidiaries is subject to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any corresponding or similar provision of state, local or foreign Law, or is subject to, or has pending any request for, any private letter ruling, technical advice or permission for any change in accounting methods, in all cases, that is applicable to any periods after the Closing Date.

(e) Neither the Bank nor any of its Subsidiaries has been a party to any distribution occurring during the three-year period prior to the date of this Agreement, or otherwise as part of a plan (or series of related transactions) of which this transaction is a part, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (it being agreed that disclosure in any section of the Seller Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is relevant to another section of this Agreement), Seller hereby represents and warrants to the Buyers and the Bank as follows:

4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. Seller has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

4.2 Authorization. Seller has the corporate capacity, power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated by this Agreement and to perform its obligations hereunder and thereunder. All actions or proceedings to be taken by or on the part of Seller (including in its capacity as the Bank’s sole shareholder) to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by Seller of its respective obligations hereunder and the consummation by Seller of the transactions contemplated hereby, have been duly and properly taken. No other corporate proceedings (including any approvals of Seller’s stockholders) on the part of Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by the Bank and the Buyers, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar Laws affecting creditors’ rights generally and by general equity principles.

4.3 Capitalization of the Bank. As of the date of this Agreement, the authorized, issued and outstanding capital stock of the Bank is set forth on Section 4.3 of the Seller

Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Seller, by action of its board of directors or officers, has not entered into or granted any outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Bank or any Subsidiary of the Bank, or otherwise obligating the Bank or any Subsidiary of the Bank to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests. Seller owns all of the outstanding shares of capital stock of the Bank free and clear of all Liens, rights of first refusal, agreements, limitations on Seller’s voting rights, and other encumbrances of any nature whatsoever. Seller, by action of its board of directors or officers, has not caused the Bank to become subject to any obligation by reason of any agreement to register the offer and sale or resale of any of its securities under applicable OTS Regulations.

4.4 No Violation or Approval.

(a) Neither the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by Seller, nor the consummation by Seller of the transactions contemplated hereby in accordance with the terms hereof and thereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Lien upon, any of the properties or assets of Seller, under any of the terms, conditions or provisions of (A) the organizational documents or by-laws of Seller, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound, or to which Seller or the properties or assets of Seller may be subject, in the case of the foregoing clause (B) only, which violation, conflict, breach, default or termination or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (ii) assuming compliance with the matters referred to in Section 4.4(b) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation of any Governmental Body or self-regulatory authority applicable to Seller, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) No notices to, filings with, authorizations of, exemptions by, or consents or approvals of any Governmental Body or other Persons are necessary for the consummation by Seller of the transactions contemplated by this Agreement, except where failure to make such notices or filings or obtain such authorizations, exemptions, consents, approvals, or actions would not have, individually or in the aggregate, a Material Adverse Effect.

4.5 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, except for fees and commissions incurred in connection with the engagement of Goldman, Sachs & Co. and for legal, accounting and other professional fees payable in connection with the transactions contemplated by this Agreement. Seller shall be responsible for the payment of all such fees.

ARTICLE V - ADDITIONAL AGREEMENTS

5.1 Directors’ and Officers’ Indemnification and Insurance.

(a) As of the Closing Date, the Bank has purchased a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Closing) for its directors and officers, which provides such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and has other terms not materially less favorable on the whole to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Bank prior to the Closing. The Bank shall maintain such policy in full force and effect and continue to honor the obligations thereunder. In the event the Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Bank assume the obligations set forth in this Section 5.1. Subject to applicable Laws, Seller and the Bank agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Bank and/or any Subsidiaries of the Bank on or prior to the Closing provided for in the Bank’s charter and by-laws or otherwise in effect as of the date hereof shall continue in full force and effect in all material respects for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.

(b) The provisions of this Section 5.1 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the charter and by-laws of the Bank, any contract or applicable Law.

5.2 Employees.

(a) Following the Closing Date, the Bank shall honor (i) all Bank Employment Agreements as may be in effect as of the Closing Date between Bank Employees and the Bank and (ii) all Bank Benefit Plans. Notwithstanding the foregoing, nothing herein shall limit the right of the Bank or any of its Subsidiaries to terminate any particular Bank Benefit Plan or Bank Employment Agreement in accordance with its terms.

(b) The Bank is responsible for advising Bank Employees of the details of any terms of employment with the Bank, and answering any questions relating thereto, but Seller will be allowed to review and approve, prior to its distribution, any communication with Bank Employees after the Closing Date that describes or refers to any of Seller’s benefits or policies, which review by Seller shall be prompt and approval by Seller shall not be unreasonably withheld.

(c) Seller shall fully vest the accounts or the accrued benefits, as the case may be, of Bank Employees in Seller’s qualified retirement plans in which the Bank Employees participate or have participated (including, without limitation, under the Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan).

(d) Upon the Closing, any restricted stock award granted under the Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan and the Boston Private Financial Holding, Inc. 2009 Stock Option and Incentive Plan (together, the “Plans”) to a Bank Employee which remains subject to a risk of forfeiture shall automatically vest in full and be free of any restrictions on the Closing Date. Upon the Closing, any option to acquire shares of common stock of Seller granted under the Plans to a Bank Employee (“Seller Options”) that is not exercisable on the Closing Date shall be immediately forfeited. Any Seller Options that are vested on the Closing Date shall remain exercisable for thirty (30) days following the Closing Date or for such longer period as shall be applicable pursuant to the terms of the Plan or an individual award agreement.

(e) Without limiting the generality of Section 6.11, nothing in this Section 5.2, express or implied, is intended to or shall confer upon any other person, including without limitation any employee or former employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 5.2 shall constitute an amendment of any Bank Benefit Plan or Bank Employment Agreement. Nothing in this Agreement will be interpreted or construed to confer upon the employees any right with respect to continued employment by Seller, Buyer or their respective Affiliates, nor will this Agreement interfere in any way with the right of Seller, Buyer or their respective Affiliates to terminate any employee’s employment at any time.

5.3 Valuation.

(a) After the Closing, the Bank shall engage, at Seller’s discretion, PricewaterhouseCoopers LLP or Deloitte & Touche LLP (the “Auditor”) to perform a valuation (the “Valuation”) of the Bank’s loans for income tax purposes, and Seller shall be permitted to rely upon the Valuation for income tax purposes. Seller shall be copied on all correspondence between the Bank and Auditor, including loan data from the Bank and draft reports from Auditor. The Bank and Seller shall cooperate with respect to determining material assumptions used in the Valuation. Each of Seller and the Bank shall be responsible for one-half of the costs and expenses related to the Valuation.

(b) If Seller disagrees with any items in the Valuation, Seller shall deliver a notice describing in reasonable detail such disagreements (the “Disputed Matters”) and Seller and the Bank shall cooperate and use commercially reasonable efforts to resolve the Disputed Matters. If Seller and the Bank are unable to reach a mutually satisfactory resolution of the Disputed Matters within five (5) days after Seller delivers such notice to the Bank, Seller and the Bank shall promptly submit any remaining Disputed Matters to an independent national or regional accounting firm mutually acceptable to Seller and the Bank, that has not at any time in the five (5) years preceding the date of this Agreement provided any services for either Seller or the Bank or their respective Affiliates (the “Independent Auditor”), and whose sole responsibility shall be resolving the Disputed Matters. All determinations of the Independent Auditor shall be, in the absence of fraud or manifest error, final, conclusive, non-appealable and binding upon Seller and the Bank. Each of Seller and the Bank shall be responsible for half of the costs and expenses of the Independent Auditor.

5.4 Cooperation. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyers with full title to the Shares, the proper officers and directors of Seller shall take all such necessary action as may be reasonably requested by the Buyers. Following the Closing, Seller and the Bank agree to cooperate in good faith to provide (or cause to be provided) to each other information that is reasonably necessary in connection with regulatory, legal, accounting, personnel, benefits and similar matters (and not relating to any dispute, litigation or arbitration between the parties hereto or their Affiliates). Each of Seller and the Bank agree that any information provided pursuant to the prior sentence of this provision shall be kept confidential and shall not be used for any purpose except for the reason given in the request. In furtherance and not in limitation of the foregoing, until the earlier of (i) the sixth (6th) anniversary of the date hereof and (ii) such time as Seller or any of its Affiliates shall dispose of such books and records in accordance with the procedures set forth in this Section 5.4, the Bank and its representatives shall have reasonable access to all of the books and records related to the Business that Seller or any of its Affiliates may retain after the Closing (the “Retained Records”). Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Neither Seller nor any of its Affiliates shall dispose of the Retained Records for a period of six (6) years after the date hereof. If Seller or any of its Affiliates shall desire to dispose of any Retained Records at any time after such six-year period, Seller shall, prior to such disposition, give the Bank and its representatives a reasonable opportunity to segregate and remove such Retained Records as the Bank and its representatives may select.

5.5 Tax Matters.

(a) Tax Indemnification.

(i) Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold each of the Buyers, the Bank and its Subsidiaries harmless from and against, in each case, without duplication, (A) any Taxes (and any Damages) arising from or in connection with any breach of any representation or warranty contained in Section 3.4 (determined without giving effect to any “Material Adverse Effect” or materiality qualifications contained in such representation or warranty) or covenant made in this Section 5.5 by Seller, (B) any Taxes of Seller or any of its Subsidiaries (other than the Bank and its Subsidiaries) for which the Bank or any of its Subsidiaries may be liable as a result of Treasury Regulation Section 1.1502-6 (or any similar provision of applicable law), as a transferee or successor, by contract or otherwise, and (C) any

Taxes of the Bank and its Subsidiaries reportable on a federal consolidated Tax Return of the Seller other than for the 2008 taxable year and the short 2009 taxable year ending on the Closing Date.

(ii) The Bank shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against (x) any and all Taxes of the Bank and its Subsidiaries arising in a Post-Closing Tax Period and (y) any and all Damages incurred by Seller or any of its Affiliates to the extent arising out of or resulting from the breach of an agreement or covenant made in this Section 5.5 by the Bank.

(iii) Payment in full of any amount due from Seller or the Bank under this Section 5.5(a) shall be made to the affected party in immediately available funds at least two business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen days after written demand is made for such payment.

(b) Preparation and Filing of Tax Returns.

(i) Seller shall timely prepare and file or shall cause to be timely prepared and filed (i) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates, and (ii) any Tax Return of the Bank or any of its Subsidiaries for any taxable period that ends on or before the Closing Date.

(ii) The Bank shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 5.5(b)(i), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to the Bank or any of its Subsidiaries.

(c) Tax Contests.

(i) If any Taxing Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Section 5.5, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii) Seller shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of the Bank and its Subsidiaries for any taxable period that ends on or before the Closing Date; provided, however, that, if and to the extent the Tax Proceeding relates to the Taxes of the Bank or any of its Subsidiaries and could have an adverse effect that is material on the Bank and its Affiliates, (A) Seller shall provide the Bank with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) Seller shall consult with the

Bank and offer the Bank an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) Seller shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (D) the Bank shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority to the extent such Tax Proceeding relates to the 2008 taxable year and the short 2009 taxable year ending on the Closing Date, and (E) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Bank, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) The Bank shall have the right to control, at its own expense, any Tax Proceeding involving the Bank and its Subsidiaries (other than any Tax Proceeding described in Section 5.5(c)(ii)).

(d) Tax Payments. The Bank and its Subsidiaries shall compute their income Taxes for the 2008 taxable year and the short 2009 taxable year ending on the Closing Date as though the Bank and its Subsidiaries filed separate returns from Seller for such taxable years. To the extent such calculations result in a positive cumulative income Tax liability for either such taxable year, the Bank shall pay to Seller the full amount of such Tax liability 15 days before the applicable Tax payment is due to be made by Seller to a Taxing Authority. To the extent that the separate return taxable income of the Bank and its Subsidiaries for any such taxable year is negative and generates a income Tax Benefit to Seller and Seller’s other Subsidiaries either as a result of being able to offset such loss against taxable income of Seller and its other Subsidiaries or as a result of being able to carry back such loss against prior years’ taxable income, Seller shall pay to the Bank the amount of such Tax Benefit when and if realized by Seller or, if sooner, within 15 days after the applicable Tax Return would be due if and to the extent the Bank and its Subsidiaries would be entitled to a refund of income Tax if they had filed a separate income Tax Return historically; provided, however, that in the case of the short 2009 taxable year any gain recognized for federal income tax purposes by Seller on the sale of the Shares hereunder shall first be taken into account to offset on a dollar-for-dollar basis any negative taxable income of the Bank and its Subsidiaries, and only the net amount, if any, remaining after such offset shall be taken into account for purposes of calculating any loss or Tax Benefit for the short 2009 taxable year under this Section 5.5(d). To the extent Seller cannot currently use all of its available losses, for purposes of the preceding sentence, Seller will use a pro-rata portion of each category of losses, including the losses from the Bank and its Subsidiaries, with the remainder being carried back and then forward, as may be applicable. In the event of any adjustment to the Tax Return for the 2008 taxable year or the short 2009 taxable year ending on the Closing Date of Seller and its Subsidiaries as filed (by reason of amended return, claim for refund, or an audit), the liability of the parties under this paragraph (d) shall be re-determined to give effect to any such adjustment (including any interest owed thereon) as if it had been made as part of the original computation of Tax liability and payments between the parties shall be made at the approximate time such payments are made or refunds are received. “Tax Benefit” means, for any Tax year, the positive difference, if any, between (i) Taxes that would have been payable by the relevant party for such year without taking into account any such adjustment and (ii) Taxes actually payable by the party for such year.

(e) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Seller and the Bank shall each pay, and be responsible for, 50% of any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees (“Transfer Taxes”) imposed on the sale or transfer of the Shares pursuant to this Agreement or the entering into of this Agreement. Seller and the Bank shall cooperate in preparing and filing all Tax Returns with respect to such Transfer Taxes.

(f) Tax Refunds. Subject to Section 5.5(d), Seller shall be entitled to any refunds or credits of or against or arising from any Taxes of the Bank or any of its Subsidiaries for any taxable period that ends on or before the Closing Date or (without duplication) any Taxes paid by or on behalf of the Bank or any of its Subsidiaries on or before the Closing Date. The Bank shall be entitled to all other refunds and credits of or against or arising from any Taxes of the Bank or any of its Subsidiaries. The Bank shall forward to Seller or reimburse Seller for any refunds or credits due Seller pursuant to the terms of this Section 5.5(f) promptly after receipt thereof, and Seller shall promptly forward to the Bank or reimburse the Bank for any refunds or credits due the Bank (pursuant to the terms of this Section 5.5(f)) after receipt thereof. Each party agrees to reimburse the other party for any payments received under this Section 5.5(f) that are subsequently disallowed by any Taxing Authority.

(g) Cooperation. Not more than sixty (60) days after the receipt of a reasonable written request from Seller for a customary package of Tax information materials, the Bank shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, reasonably required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Bank. The Bank shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller’s past practice. Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes (including pursuant to Section 5.5(d) of this Agreement), or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing reasonably requested powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(h) Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Seller or any of its Affiliates (other than the Bank and its Subsidiaries) on the one hand and the Bank and its Subsidiaries on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

(i) Coordination; Survival. Claims for indemnification with respect to Taxes shall be governed by this Section 5.5 and not Section 6.3. The indemnification provisions of this Section 5.5 (and the Tax representation contained in Section 3.4) shall survive until 30 days following the expiration of the relevant statutes of limitations.

(j) Tax Treatment of Payments. Seller, Buyers, the Bank and their respective Affiliates shall treat any and all payments under this Section 5.5 or Section 6.3 as an adjustment to the Purchase Price for Tax purposes (or as a contribution to, or distribution from, the Bank immediately prior to Closing, if appropriate) unless they are required to treat such payments otherwise by applicable Tax laws.

5.6 Post-Closing Confidentiality.

(a) Following the Closing, Seller shall, and shall cause its Affiliates and its and their officers, directors, employees, consultants, agents and advisors to, keep confidential and not use for its benefit or for the benefit of any other Person, any and all Bank Confidential Information.

(b) Notwithstanding the foregoing, if Seller or its Affiliates or any of their respective officers, directors, employees, consultants, agents or advisors (collectively, “Disclosing Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, the Disclosing Party will provide the Bank with notice of such request or requirement as promptly as practicable (unless not permitted by applicable Law based on advice of counsel) so that the Bank may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Agreement. The Disclosing Party will cooperate reasonably with the Bank in connection with the Bank’s efforts to seek such an order or remedy; provided, however, that all costs and expenses of the Disclosing Party incurred in connection with the performance of its obligations under this Section 5.6 shall be borne by the Bank. If the Bank does not obtain such protective order or other remedy, or the Bank waives the Disclosing Party’s compliance with the provisions of this Section 5.6, the Disclosing Party will furnish only that portion of the applicable confidential information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

(c) Notwithstanding the foregoing, the Bank Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or any of its Affiliates or such other Persons in breach of this Agreement, or (ii) becomes available to Seller after the Closing Date on a non-confidential basis from a source other than the Bank or a Subsidiary of the Bank; provided, however, that such source is not known after due inquiry to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation with respect to such information.

(d) Seller acknowledges and agrees that due to the unique nature of the Bank Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach or threatened breach may allow Seller, its Affiliates or third parties to unfairly compete with the Bank and its Subsidiaries, resulting in irreparable harm to the Bank and its Subsidiaries, and therefore, that upon any such breach or any threat thereof, the Bank will be entitled to seek appropriate equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss, in addition to whatever remedies either of them might have at law or equity.

5.7 Transition Services Agreement. As of the Closing Date, Seller and the Bank have entered into a transition services agreement, with respect to Seller or its applicable Affiliates providing or causing to be provided to the Bank and its Subsidiaries such transitional services described therein.

5.8 Insurance. With respect to events or circumstances relating to the Bank, any of its Subsidiaries, the Business or Bank Employees that occurred or existed prior to the Closing Date that are covered by Seller’s or its Affiliates’ occurrence-based liability insurance policies and any workers’ compensation insurance policies that are in effect prior to the Closing Date (the “Pre-Closing Insurance”), the Bank may make claims under such policies and programs to the extent such policies and programs are available and in force with respect to such claims, and Seller shall take such actions as may reasonably be requested by the Bank in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and to provide the Bank with the proceeds it realizes with respect to such claims; provided, however, that such proceeds will be net of (a) any expense incurred by Seller in connection with the administration and handling of any insurance claim under this Section 5.8 and (b) any deductible paid by Seller. Seller agrees to cooperate with the Bank in the administration and handling of insurance claims under this Section 5.8.

5.9 Non-Solicit of Employees.

(a) During the period beginning on the date hereof and ending on the second anniversary of the date hereof, neither Seller nor any of its Affiliates shall, directly or indirectly, solicit for employment any employee of the Bank or any of its Affiliates; provided, however, that nothing contained herein shall be deemed to prohibit Seller or any of its Affiliates from (i) conducting any general solicitation not specifically targeted at any such employee, and, for the avoidance of doubt, the hiring by Seller of any employee who responds to such general advertising or who approaches Seller or any of its Affiliates without any solicitation or inducement to leave the employ of the Bank or any of its Affiliates shall not be deemed a breach of this Section 5.9, or (ii) soliciting for employment or hiring any employee of the Bank or any of its Affiliates who was terminated by the Bank or any of its Affiliates.

(b) During the period beginning on the date hereof and ending on the second anniversary of the date hereof, neither the Bank nor any of its Affiliates shall, directly or indirectly, solicit for employment any employee of Seller or any of its Affiliates; provided, however, that nothing contained herein shall be deemed to prohibit the Bank or any of its Affiliates from (i) conducting any general solicitation not specifically targeted at any such employee, and, for the avoidance of doubt, the hiring by the Bank of any employee who responds to such general advertising or who approaches the Bank or any of its Affiliates without any solicitation or inducement to leave the employ of Seller or any of its Affiliates shall not be deemed a breach of this Section 5.9, or (ii) soliciting for employment or hiring any employee of Seller or its Affiliates who was terminated by Seller or any of its Affiliates.

5.10 Bank Governing Documents. Prior to the Closing, Seller and the Bank shall take such actions as are necessary to cause (i) the federal stock charter of the Bank to be amended and restated in the form attached hereto as Exhibit B and (ii) the bylaws of the Bank to be amended and restated in the form attached hereto as Exhibit C, in each case with such changes to be effective on or before Closing.

5.11 Post-Closing Capital Requirements. From and after the Closing, (a) neither Seller nor any Affiliate thereof shall bear any responsibility for the adequacy of the Bank’s capital and (b) to the extent that any Bank Regulator requires or directs that the Bank raise additional capital, the Bank will use its reasonable best efforts to do so and neither Seller nor any Affiliate thereof shall be under any obligation to provide any such capital.

ARTICLE VI - MISCELLANEOUS

6.1 No Waivers. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

6.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, except for Article V and this Article VI and any other section which by its terms specifically applies in whole or in part after the Closing Date; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in Section 2.1 (Authorization), Section 2.4 (Private Placement), Section 2.5 (Limitations on Transfer), Section 2.7 (Accredited Investor), Section 2.8 (Investment Intent), Section 2.9 (Investment Experience and Status), Section 2.10 (Documents Delivered; Information), Section 2.11 (Professional Advice), Section 2.12 (Further Representations by Foreign Company Buyers), Section 2.13 (No Affiliations), Section 2.14 (Commonly Controlled Insured Depository Institutions), Section 4.2 (Authorization) and Section 4.3 (Capitalization of the Bank) shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.

6.3 Indemnification.

(a) Seller shall indemnify, defend and hold each of the Buyers harmless from and after the Closing Date from and against any Damages incurred or suffered by any such party to the extent resulting from, arising out of, in connection with or related to any inaccuracy in Section 4.2 (Authorization) or Section 4.3 (Capitalization of the Bank) and any failure to deliver to the Buyers at Closing the Shares free and clear of any Lien, in each case in accordance with the procedures set forth in Section 6.3(f)(iii) below.

(b) Seller shall indemnify, defend and hold the Bank and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Bank Indemnitees”) harmless from and after the Closing Date from and against any Damages incurred or suffered by the Bank Indemnitees to the extent resulting from, arising out of, in connection with or related to:

(i) all liabilities under any employee benefit or compensation plan, arrangement or agreement of Seller and its Affiliates other than liabilities under the Bank Benefit Plans and Bank Employment Agreements; and

(ii) any business or operation (or assets related to any such business or operation) of Seller or its Affiliates (other than the Bank or Subsidiary of the Bank and other than as related to the Business) or of any business or operation (or asset related to such business or operation) divested, sold, disposed of, or discontinued by Seller or its Affiliates (other than the Bank or Subsidiary of the Bank) prior to the Closing Date.

(c) Each Buyer shall severally and not jointly indemnify, defend and hold Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Seller Indemnitees”) and the Bank Indemnitees harmless from and after the Closing Date from and against any Damages incurred or suffered by the Seller Indemnitees or the Bank Indemnitees, as the case may be, to the extent resulting from, arising out of, in connection with or related to any inaccuracy with respect to such Buyer in Section 2.1 (Authorization), Section 2.4 (Private Placement), Section 2.5 (Limitations on Transfer), Section 2.7 (Accredited Investor), Section 2.8 (Investment Intent), Section 2.9 (Investment Experience and Status), Section 2.10 (Documents Delivered; Information), Section 2.11 (Professional Advice), Section 2.12 (Further Representations by Foreign Company Buyers), Section 2.13 (No Affiliations), or Section 2.14 (Commonly Controlled Insured Depository Institutions).

(d) The Bank shall indemnify, defend and hold the Seller Indemnitees harmless from and after the Closing Date from and against any Damages incurred or suffered by the Seller Indemnitees to the extent resulting from, arising out of, in connection with or related to:

(i) any inaccuracy in Section 3.2 (Authorization); and

(ii) the failure to obtain any authorizations of, exemptions by, or consents or approvals of the OTS necessary for the consummation by the Bank of the transactions contemplated by this Agreement.

(e) For purposes of determining the extent of and limitations on indemnification under this Article VI, the amount of any Damages that may be subject to indemnification hereunder will be determined net of the amount of any insurance proceeds actually received by an Indemnified Party (off-set by the present value of any increase in premium resulting therefrom and all costs and expenses incurred in connection with recovering such insurance proceeds), and any indemnity or contribution amounts actually recovered by such Indemnified Party for the applicable matter hereunder. An Indemnified Party will use commercially reasonable efforts to seek recovery against applicable insurers.

(f) Indemnification Procedure.

(i) Promptly after receipt by any party (the “Indemnified Party”) of notice of the commencement of any matter (a “Proceeding”) against it that may give rise to a claim for indemnification against the other party (the “Indemnifying Party”), such Indemnified Party will give notice to the Indemnifying Party of the commencement of such claim; provided, however, that no delay on the part of the Indemnified Party to notify any Indemnifying Party shall relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s failure to give such notice.

(ii) If any Proceeding referred to in Section 6.3(f)(i) is brought against an Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that the Indemnifying Party wishes (unless the Indemnifying Party is also a party to such Proceeding and such Indemnified Party determines in good faith based upon advice of counsel that joint representation would be inappropriate under applicable standards of professional conduct), to assume the defense of such Proceeding at the Indemnifying Party’s expense with counsel reasonably satisfactory to such Indemnified Party. Subject to the proviso at the end of this sentence, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it promptly assumes such defense and diligently conducts such defense, be liable to the Indemnified Party under this Section 6.3 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case incurred by the Indemnified Party in connection with the defense of such Proceeding subsequent to the Indemnifying Party’s assumption of the defense, other than reasonable costs of investigation; provided, however, that the Indemnified Party shall be entitled to employ separate counsel, and the Indemnifying Party shall bear the cost of the reasonable fees and expenses of such counsel, if (a) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnifying Party which are not available to, or the assertion of which would be adverse to the interests of, such Indemnified Party, or (c) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel). If the Indemnifying Party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) such compromise or settlement provides for a complete, absolute and unconditional release of each applicable Indemnified Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent. If notice is given to the Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(iii) For administrative purposes and not to alter the rights of any party under this Section 6.3, in the event that any Buyer shall have a claim for indemnification pursuant to Section 6.3(a), such Buyer shall notify the Bank of such claim and the Bank shall make such claim for indemnification on behalf of such Buyer and for the benefit of such Buyer and the claim shall not be brought directly by the Buyer against the Seller (provided that such Buyer shall reimburse the Bank for any expense incurred by the Bank in making such claim).

6.4 Expenses. Except as set forth in Sections 5.3 (Valuation), 5.5(c) (Tax Matters), and 6.3 (Indemnification), all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.5 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by confirmed telecopy addressed as follows:

If to Seller, to:	Margaret W. Chambers, Esq. Boston Private Financial Holdings, Inc. Ten Post Office Square Boston, MA 02109 Tel: (617) 912-1900 Fax: (617) 912-4491

with required copies to:	William P. Mayer, Esq. Paul W. Lee, Esq. James A. Matarese, Esq. Goodwin Procter LLP Exchange Place Boston, MA 02109 Tel: (617) 570-1000 Fax: (617) 523-1231

If to the Bank, to:	Steven D. Hayworth 220 Alhambra Circle, 5th Floor Coral Gables, FL 33134 Tel: (305) 476-1982 Fax: (305) 476-1528

with required copies to:	Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Tel: (212) 403-1000 Fax: (212) 403-2000

If to any Buyer, to the address of record of such Buyer, as indicated on the signature page hereto.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

6.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

6.8 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.5 shall be deemed effective service of process on such party.

(c) EACH OF THE BUYERS, SELLER AND THE BANK HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 6.5 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

6.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

6.11 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.12 Specific Performance. The parties hereto agree that irreparable injury would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached, for which damages, even if available, would not be an adequate remedy. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

6.13 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Buyer is an Affiliate of another Buyer.

“Agreement” shall have the meaning set forth in the preamble.

“Auditor” shall have the meaning set forth in Section 5.3(a) hereof.

“Bank” shall have the meaning set forth in the preamble.

“Bank Benefit Plans” means any “employee benefit plans,” as defined in Section 3(3) of ERISA, profit-sharing, bonus, stock option, stock purchase, pension, retirement, severance, deferred compensation, excess benefit, post-retirement medical or life insurance, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, maintained or sponsored by the Bank or its Subsidiaries exclusively for the benefit of any current or former employee of the Bank or its Subsidiaries.

“Bank Confidential Information” shall mean confidential information and data (including confidential files, customer lists, mailing lists, documentation or records) concerning the customers and prospects, products and services, employees, Intellectual Property, technology, financial or business plans and operations, and unpublished confidential financial information of or relating to the Business, the Bank or the Bank’s Subsidiaries.

“Bank Employees” means all individuals who are employed by the Bank immediately preceding the Closing.

“Bank Employment Agreements” means all offer letters or agreement between the Bank or one of its Subsidiaries and a current or former employee the Bank or its Subsidiaries pursuant to which the Bank or any one of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for services.

“Bank Indemnitees” shall have the meaning set forth in Section 6.3(b) hereof.

“Bank Regulator” shall mean and include, any pertinent federal or state Governmental Body charged with the supervision of depository institutions or holding companies thereof or engaged in the insurance of depository institution deposits, including without limitation the OTS, the FRB and the FDIC.

“Business” shall mean the businesses of the Bank and its Subsidiaries as conducted as of the date hereof and as the same shall be conducted as of the Closing Date in accordance with the terms hereof.

“Buyers” shall have the meaning set forth in the preamble.

“Buyers Disclosure Schedules” means the disclosure schedules of Buyers delivered to the Seller and the Bank at the execution and delivery of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 hereof.

“Closing Date” shall have the meaning set forth in Section 1.3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” shall mean all costs, expenses, damages, liabilities, claims, demands, obligations, diminution in value, fines, awards, judgments, losses, royalties, proceedings, deficiencies, interest, awards and penalties (including reasonable expenses and attorneys’ fees and consultants’ fees and expenses) suffered or incurred.

“Disclosing Party” shall have the meaning set forth in Section 5.6(b) hereof.

“Disputed Matters” shall have the meaning set forth in Section 5.3(b) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States of America applied consistently throughout the period involved.

“Governmental Body” shall mean any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including without limitation, the Bank Regulators, the applicable state securities authorities, the U.S. Securities and Exchange Commission, courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Independent Auditor” shall have the meaning set forth in Section 5.3(b) hereof.

“Indemnified Party” shall have the meaning set forth in Section 6.3(f)(i) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 6.3(f)(i) hereof.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction or decree of any Governmental Body, including the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act and the Code.

“Lien” shall have the meaning set forth in Section 1.1 hereof.

“Material Adverse Effect” means (A) with respect to Seller or the Bank, any event, circumstance, change, effect or development that (a) has a material adverse effect on the business, financial condition, or results of operations of the Bank and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation by Seller or the Bank, as the case may be, of the transactions contemplated by this Agreement or the performance by them of any of their material obligations under this Agreement; provided, however, that, with respect to clause (a), a Material Adverse Effect shall not be deemed to include events, circumstances, changes, effects or developments affecting the Bank or its Subsidiaries to the extent resulting from (1) changes, after the date hereof, in general economic conditions that generally affect the industry in which Bank and its Subsidiaries operate, including changes in the prevailing level of interest rates, or global or national political conditions (including acts of terrorism, war or natural disasters), except to the extent that such changes in economic or political conditions have a disproportionate adverse effect on the Bank and its Subsidiaries relative to other companies in the industry in which the Bank and its Subsidiaries operate; (2) changes, after the date hereof, in Laws (including changes in GAAP or regulatory accounting requirements) generally affecting the industry in which Bank and its Subsidiaries operate, except to the extent that such changes have a disproportionate adverse effect on the Bank and its Subsidiaries relative to other companies in the industry in which the Bank and its Subsidiaries operate; (3) actions taken by a party upon written request of any other party or that are expressly required to be taken by this Agreement; (4) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including loss of, or adverse changes in, the relationship of the Bank and its Subsidiaries with their respective employees, customers or vendors resulting therefrom; or (5) any failure of Seller or the Bank to meet internal or published budgets, projections, forecasts or estimates of financial performance for any period (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), and (B) with respect to a Buyer, any event, circumstance, change, effect or development that prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation by such Buyer of the transactions contemplated by this Agreement or the performance by such Buyer of any of its material obligations under this Agreement.

“Original Acquisition Date” means the date on which Seller acquired the Bank.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“OTS Regulations” shall have the meaning set forth in Section 2.4 hereof.

“Person” shall mean any individual, bank, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

“Plans” shall have the meaning set forth in Section 5.2(d) hereof.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Insurance” shall have the meaning set forth in Section 5.8 hereof.

“Proceeding” shall have the meaning set forth in Section 6.3(f)(i) hereof.

“Process Agent” shall have the meaning set forth in Section 6.8(c) hereof.

“Purchase Price” shall have the meaning set forth in Section 1.2 hereof.

“Retained Records” shall have the meaning set forth in Section 5.4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble.

“Seller Disclosure Schedules” means the disclosure schedules of Seller delivered to the Bank and the Buyers at the execution and delivery of this Agreement.

“Seller Indemnitees” shall have the meaning set forth in Section 6.3(c) hereof.

“Seller Options” shall have the meaning set forth in Section 5.2(d) hereof.

“Shares” shall have the meaning set forth in the recitals.

“Subsidiaries” shall mean, when used with reference to a party, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, however, that when used with reference to Seller, “Subsidiaries” shall not include the Bank or any of the Bank’s Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes”) means, collectively, all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, gross receipts, estimated taxes, alternative minimum taxes, franchise taxes, license, registration, excise, sales, use, property, capital stock taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties.

“Tax Benefit” shall have the meaning set forth in Section 5.5(d) hereof.

“Tax Claim” shall mean any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article V.

“Tax Proceeding” shall have the meaning set forth in Section 5.5(c)(ii) hereof.

“Tax Returns” means all returns, reports or similar statements (including elections, declarations, claims for refund, amended returns, disclosures, schedules, estimates and information returns) required to be supplied to any tax authority relating to Taxes.

“Taxing Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transfer Taxes” shall have the meaning set forth in Section 5.5(e) hereof.

“Valuation” shall have the meaning set forth in Section 5.3(a) hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

GIBRALTAR PRIVATE BANK & TRUST COMPANY

By:
Name:
Title:

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

BUYER SIGNATURE PAGE

(Signature)

Name of Investor/Investment Entity:

Title of Signer for Investment Entity (leave blank if self):

Address:

$
Amount of Investment
($100 per share)

Number of Shares

Exhibit A

Buyers

Exhibit B

Form of Federal Stock Charter of Gibraltar Private Bank & Trust Company

FEDERAL STOCK CHARTER

GIBRALTAR PRIVATE BANK & TRUST COMPANY

Section 1. Corporate Title. The full corporate title of the savings bank is “Gibraltar Private Bank & Trust Company”.

Section 2. Office. The home office of the savings bank shall be located in the County of Miami-Dade, State of Florida.

Section 3. Duration. The duration of the savings bank is perpetual.

Section 4. Purpose and Powers. The purpose of the savings bank is to pursue any or all of the lawful objectives of a Federal savings bank chartered under Section 5 of the Home Owners’ Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the “OTS”).

Section 5. Capital Stock. The total number of shares of all classes of the capital stock which the savings bank has the authority to issue is ten million (10,000,000), all of which shall be common stock with par value of $.01 per share. The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the savings bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for the savings bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the savings bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the savings bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

No shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the savings bank other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder and there shall be no right to cumulate votes in an election of directors. Subject to any provision for a liquidation account, in the event of any liquidation, dissolution or winding up of the savings bank, the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the association, to receive the remaining assets of the association available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.

Section 6. Preemptive Rights. Holders of the capital stock of the savings bank shall not be entitled to preemptive rights with respect to any shares of the savings bank which may be issued.

Section 7. Directors. The savings bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the savings bank’s bylaws, shall not be fewer than five nor more than fifteen, except when a greater number is approved by the Director of the OTS.

Section 8. Amendment of Charter. No amendment, addition, alteration, change or repeal of this charter shall be made, unless such is first proposed by the board of directors of the savings bank, then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the OTS in accordance with regulatory procedures or on such other date as the OTS may specify in its preliminary approval.

Exhibit C

Form of Bylaws of Gibraltar Private Bank & Trust Company

BYLAWS

OF

GIBRALTAR PRIVATE BANK & TRUST COMPANY

ARTICLE I

HOME OFFICE

SECTION 1. Principal Office. The home office of Gibraltar Private Bank & Trust Company (“Gibraltar” or the “savings bank”), shall be at 220 Alhambra Circle, 5th Floor, Coral Gables, Florida, in the County of Miami-Dade, in the State of Florida.

SECTION 2. Other Offices. The savings bank may also have offices at such other places, either within or without the State or Florida, as the board of directors may from time to time establish or as the business of the savings bank may require.

ARTICLE II

SHAREHOLDERS

SECTION 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of Gibraltar or at such other place in the State in which the principal place of business of Gibraltar is located as the board of directors may determine.

SECTION 2. Annual Meeting. A meeting of the shareholders of Gibraltar for the election of directors and for the transaction of any other business of Gibraltar shall be held annually within 120 days after the end of Gibraltar’s fiscal year at such date and time within such 120-day period as the board of directors may determine and as stated in the notice of meeting or in a duly executed waiver of notice thereof.

SECTION 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Thrift Supervision (the “OTS”), may be called at any time by the Chairman of the Board, the President, or a majority of the board of directors, and shall be called by the Chairman of the Board, the president or the secretary upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of Gibraltar entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of Gibraltar addressed to the Chairman of the Board, the President, or the Secretary.

SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert’s Rules of Order unless otherwise prescribed by regulations of the OTS or these bylaws. The board of directors shall designate, when present, either the Chairman of the Board or the President to preside at such meetings.

SECTION 5. Notice of Meeting. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, or the Secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of Gibraltar as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders’ meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

SECTION 6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

SECTION 7. Voting List. At least 10 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of Gibraltar shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournments thereof, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of Gibraltar and shall be subject to inspection by any shareholder at any time during usual business hours, for a period of 20 days prior to such meeting (or, if the record date established is less than 20 days prior, such lesser period beginning the day following the record date). Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection by any shareholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. In lieu of making the shareholders list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may elect to follow the procedures prescribed in Section 552.6(d)(2) of the OTS’s regulations as now or hereinafter in effect.

SECTION 8. Quorum. A majority of the outstanding shares of Gibraltar entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

SECTION 9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

SECTION 10. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written directions to Gibraltar to the contrary, at any meeting of the shareholders of Gibraltar any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such shares and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

SECTION 11. Voting of Shares by Certain Holders. Neither treasury shares of its own stock held by Gibraltar nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by Gibraltar, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

Shares of the common stock of Gibraltar standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such other corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or consevator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her, without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

SECTION 12. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of Gibraltar at least 5 days prior to the date of the annual meeting. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

SECTION 13. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of Gibraltar at least five days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 5 days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

SECTION 14. Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.

ARTICLE III

BOARD OF DIRECTORS

SECTION 1. General Powers. The business and affairs of Gibraltar shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

SECTION 2. Number and Term. The board of directors shall consist of nine (9) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

SECTION 3. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, within Gibraltar’s normal lending territory, for the holding of additional regular meetings without other notice than such resolution.

SECTION 4. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors, may fix any place, within Gibraltar’s normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participations shall constitute presence in person but shall not constitute attendance for the purpose of compensation pursuant to Section 11 of this Article.

SECTION 5. Notice. Written notice of any special meeting shall be given to each director at least 24 hours prior thereto when delivered personally or by telegram or telecopy facsimile or at least 5 days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed, when delivered to the telegraph company if sent by telegram or upon transmission when delivered by telecopy facsimile. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice of waiver of notice of such meeting.

SECTION 6. Quorum. A majority of the number of directors constituting the entire board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article III.

SECTION 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the OTS or by these bylaws.

SECTION 8. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

SECTION 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of Gibraltar addressed to the chairman of the board of directors or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board of directors or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

SECTION 10. Vacancies. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

SECTION 11. Compensation. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board of directors may determine.

SECTION 12. Presumption of Assent. A director of Gibraltar who is present at a meeting of the board of directors at which action on any savings bank matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of Gibraltar within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

SECTION 13. Removal of Directors. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

ARTICLE IV

EXECUTIVE AND OTHER COMMITTEES

SECTION 1. Appointment. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

SECTION 2. Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to the declaration of dividends; the amendment of the charter or bylaws of Gibraltar; the recommending to the stockholders of a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of Gibraltar otherwise than in the usual and regular course of its business; a voluntary dissolution of Gibraltar; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly, or indirectly, has any material beneficial interest.

SECTION 3. Tenure. Subject to the provisions of Section 8 of this Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

SECTION 4. Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day’s notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

SECTION 5. Quorum. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

SECTION 6. Action Without a Meeting. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

SECTION 7. Vacancies. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

SECTION 8. Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of Gibraltar. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

SECTION 9. Procedure. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

SECTION 10. Other Committees. The board of directors may by resolution establish an audit, loan or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of Gibraltar and may prescribe the duties, constitution, and procedures thereof.

ARTICLE V

OFFICERS

SECTION 1. Positions. The officers of Gibraltar shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be the chief executive officer, unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of Gibraltar. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of Gibraltar may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

SECTION 2. Election and Terms of Office. The officers of Gibraltar shall be elected annually at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer’s death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize Gibraltar to enter into an employment contract with any officer in accordance with regulations of the OTS, but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

SECTION 3. Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of Gibraltar will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

SECTION 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.

ARTICLE VI

CONTRACT, LOANS, CHECKS, AND DEPOSITS

SECTION 1. Contracts. To the extent permitted by regulations of the OTS, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of Gibraltar to enter into any contract or execute and deliver any instrument in the name of and on behalf of Gibraltar. Such authority may be general or confined to specific instances.

SECTION 2. Loans. No loans shall be contracted on behalf of Gibraltar and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

SECTION 3. Checks, Drafts, Etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of Gibraltar shall be signed by one or more officers, employees or agents of Gibraltar in such manner as shall from time to time be determined by the board of directors.

SECTION 4. Deposits. All funds of Gibraltar not otherwise employed shall be deposited from time to time to the credit of Gibraltar in any duly authorized depositories as the board of directors may select.

ARTICLE VII

CERTIFICATES FOR SHARES AND THEIR TRANSFER

SECTION 1. Certificates for Shares. Certificates representing shares of capital stock of Gibraltar shall be in such form as shall be determined by the board of directors and approved by the OTS. Such certificates shall be signed by the chief executive officer or by any other officer of Gibraltar authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than Gibraltar itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of Gibraltar. All certificates surrendered to Gibraltar for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to Gibraltar as the board of directors may prescribe.

SECTION 2. Transfer of Share. Transfer of shares of capital stock of Gibraltar shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his attorney authorized by a duly executed power of attorney and filed with Gibraltar. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of Gibraltar shall be deemed by Gibraltar to be the owner for all purposes.

ARTICLE VIII

FISCAL YEAR, ANNUAL AUDIT

The fiscal year of Gibraltar shall end on the 31st of December of each year. Gibraltar shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

ARTICLE IX

DIVIDENDS

Subject to the terms of Gibraltar’s charter and the regulations and orders of the OTS, the board of directors may, from time to time, declare, and Gibraltar may pay, dividends on its outstanding shares of capital stock.

ARTICLE X

CORPORATE SEAL

The board of directors shall provide a savings bank seal which shall be two concentric circles between which shall be the name of the savings bank. The year of incorporation or an emblem may appear in the center.

ARTICLE XI

AMENDMENTS

These bylaws may be amended in a manner consistent with regulations of the OTS at any time by a majority of the full board of directors or by a majority of the votes cast by the stockholders of Gibraltar at any legal meeting.